        For Immediate Release

               October 26, 2005

GIBRALTAR REPORTS THIRD-QUARTER SALES AND EARNINGS

Sales Up 5% to $282 Million; Earnings Per Share from Continuing Operations of $.43;

Inventories and Debt Reduced Further in Third Quarter

BUFFALO, NEW YORK (October 26, 2005) – Gibraltar Industries, Inc. (NASDAQ: ROCK) today reported its sales and earnings for the three and nine months ended September 30, 2005.

Sales in the third quarter of 2005 were $282 million, an increase of approximately five percent compared to $267 million in the third quarter of 2004. Sales for the first nine months of 2005 were $844 million, up by approximately 17 percent compared to $721 million in the first nine months of 2004.

Net income from continuing operations in the third quarter of 2005 was $12.7 million, compared to $15.8 million in the third quarter of 2004. During the first nine months of 2005, net income from continuing operations was $39.3 million, compared to $40.3 million in the first nine months of 2004.

Earnings per share from continuing operations in the third quarter of 2005 were $.43, compared to $.53 in the third quarter of 2004. During the first nine months of 2005, earnings per share from continuing operations were $1.32 compared to $1.37 in the first nine months of 2004.

“As the third quarter progressed, and our inventory costs and selling prices came into better alignment, our margins began to stabilize, as expected. We also continued the scheduled reduction of our inventories by another $35 million during the quarter, and had strong cash flows from operations which were applied to debt reduction,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.

“We have continued to implement our strategy of growth and diversification, most notably the four acquisitions we completed in the last six weeks that further expand our product offering and channels of distribution, diversify our customer base, and extend our geographic reach. These acquisitions, together with our ongoing efforts to grow and improve the operating efficiency of our existing businesses, will continue to strengthen Gibraltar,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.

Gibraltar acquired the Gutter Helmet® product line on September 16; a copper powder manufacturing facility in Suzhou, China, on September 20; and American Wilcon Plastics, a manufacturer of plastic-injection molding products, on October 4.  The Company also completed the acquisition of AMICO, a U.S. market leader in the manufacturing of metal bar grating, expanded metal, and metal lath, as well as a number of other products, on October 3.

The AMICO acquisition is consistent with the Company’s strategy of increasingly focusing on niche markets and high value-added products.  It also provides the right strategic platform to allow Gibraltar to further diversify and expand its customer base, product offerings, and channels of distribution, while creating a platform for future growth.  The AMICO acquisition, with a purchase price of $240 million, is the single-largest acquisition in Gibraltar’s history.  The funds required to make the acquisition and prepay approximately $115 million of senior secured private placement notes, as well as approximately $26 million of seller notes from a previous acquisition, were provided by $300 million of new borrowings under a temporary credit facility underwritten by a consortium of banks led by KeyBank and increased borrowings under the Company’s revolving credit facility.

Gibraltar anticipates replacing the temporary borrowings, as well as amounts borrowed under the revolving credit facility, with longer-term financing.

Looking ahead, as the Company moves into the seasonally slowest period for its business, Gibraltar expects its fourth-quarter earnings per share from continuing operations, before any non-recurring charges, will be in the range of $.30 to $.35, compared to $.32 in the fourth quarter of 2004, barring a significant change in business conditions.

As a result of the sale of the Company’s Milcor subsidiary on January 27, 2005, the results of operations for Milcor have been reclassified as discontinued operations in the Company’s income statements for all periods.

Gibraltar Industries is a leading manufacturer, processor, and distributor of metals and other engineered materials for the building products, vehicular, and other industrial markets. The Company serves a large number of customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America. It has approximately 4,500 employees and operates 95 facilities in 29 states, Canada, Mexico, and China.

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Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; natural gas and electricity prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

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Gibraltar will review its third-quarter results and discuss its outlook for the fourth quarter during its quarterly conference call, which will be held at 2 p.m. Eastern Time on October 27. Details of the call can be found on Gibraltar’s Web site, at www.gibraltar1.com.

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.

GIBRALTAR INDUSTRIES, INC. Financial Highlights (unaudited) (in thousands, except per share data)
	Three Months Ended
	September 30, 2005	September 30, 2004
Net Sales	$282,139	$267,346
Net Income from Continuing Operations	$12,748	$15,773
Net Income Per Share from Continuing Operations –Basic	$.43	$.53
Weighted Average Shares Outstanding-Basic	29,622	29,448
Net Income Per Share from Continuing Operations - Diluted	$.43	$.53
Weighted Average Shares Outstanding-Diluted	29,831	29,692

Nine Months Ended
September 30, 2005		September 30, 2004
Net Sales	$844,108	$721,045
Net Income from Continuing Operations	$39,285	$40,326
Net Income Per Share from Continuing Operations -Basic	$1.33	$1.38
Weighted Average Shares Outstanding-Basic	29,600	29,302
Net Income Per Share from Continuing Operations -Diluted	$1.32	$1.37
Weighted Average Shares Outstanding-Diluted	29,789	29,539
GIBRALTAR INDUSTRIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)

	September 30, December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$8,149	$10,892
Accounts receivable, net	174,269	146,021
Inventories	166,727	207,215
Other current assets	14,368	15,479
Total current assets	363,513	379,607

Property, plant and equipment, net	256,503	269,019
Goodwill	292,438	285,927
Investments in partnerships	6,806	8,211
Other assets	14,567	14,937
	$933,827	$957,701

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$71,657	$70,775
Accrued expenses	46,679	51,885
Current maturities of long-term debt	8,659	8,859
Current maturities of related party debt	5,833	5,833
Total current liabilities	132,828	137,352

Long-term debt	238,414	289,514
Long-term related party debt	-	5,833
Deferred income taxes	67,621	66,485
Other non-current liabilities	5,190	4,774
Shareholders’ equity:
Preferred stock, $.01 par value; authorized: 10,000,000 shares; none outstanding	-	-
Common stock, $.01 par value; authorized 50,000,000 shares; issued 29,731,498 and 29,665,780 shares in 2005 and 2004, respectively	297	297
Additional paid-in capital	216,746	209,765
Retained earnings	276,208	242,585
Unearned compensation	(5,752)	(572)
Accumulated other comprehensive loss	2,275	1,668
	489,774	453,743
Less: cost of 40,500 common shares held in treasury in 2005 and 2004	-	-
Total shareholders’ equity	489,774	453,743
	$933,827	$957,701

GIBRALTAR INDUSTRIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited) (in thousands)
Three Months Ended September 30,	Nine Months Ended September 30,
2005	2004	2005	2004

Net sales	$282,139	$267,346	$844,108	$721,045

Cost of sales	228,133	207,940	683,504	563,436

Gross profit	54,006	59,406	160,604	157,609

Selling, general and administrative expense	28,929	31,605	85,353	84,923

Income from operations	25,077	27,801	75,251	72,686

Other (income) expense:
Equity in partnerships’ loss (income), and other income	820	(1,766)	469	(3,492)
Interest expense	3,358	3,496	11,102	9,523
Total other expense	4,178	1,730	11,571	6,031

Income before taxes	20,899	26,071	63,680	66,655

Provision for income taxes	8,151	10,298	24,395	26,329
Net income from continuing operations	12,748	15,773	39,285	40,326

Discontinued operations: (Loss) income from discontinued operations Income tax (benefit) expense	(1,457) (568)	739 292	(1,981) (772)	1,129 446
(Loss) income from discontinued operations	(889)	447	(1,209)	683

Net income	$11,859	$16,220	$38,076	$41,009

Net income per share - Basic: Income from continuing operations (Loss) income from discontinued operations	.43 (.03)	.53 .02	1.33 (.04)	1.38 .02
Net income	$.40	$.55	$1.29	$1.40

Weighted average shares outstanding – Basic	29,622	29,448	29,600	29,302
Net income per share - Diluted: Income from continuing operations (Loss) income from discontinued operations	.43 (.03)	.53 .02	1.32 (.04)	1.37 .02
Net income	$.40	$.55	$1.28	$1.39

Weighted average shares outstanding – Diluted	29,831	29,692	29,789	29,539
GIBRALTAR INDUSTRIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)
Nine Months Ended September 30,
2005	2004
Cash flows from operating activities
Net income	$38,076	$41,009
Net (loss) income from discontinued operations	(1,209)	683
Net income from continuing operations	39,285	40,326
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,567	17,774
Provision for deferred income taxes	(51)	3,659
Equity in partnerships’ loss (income)	554	(3,492)
Distributions from partnerships	850	1,314
Unearned compensation, net of restricted stock forfeitures	900	120
Other noncash adjustments	248	927
Increase (decrease) in cash resulting from changes
in (net of acquisitions and dispositions):
Accounts receivable	(31,294)	(49,601)
Inventories	37,271	(59,676)
Other current assets	1,436	1,067
Accounts payable and accrued expenses	(5,616)	48,754
Other assets	(3,997)	(1,246)

Net cash provided by (used in) continuing operations	59,153	(74)
Net cash used in discontinued operations	(1,402)	(687)
Net cash provided by (used in) operating activities	57,751	(761)

Cash flows from investing activities
Acquisitions, net of cash acquired	(27,582)	(64,985)
Purchases of property, plant and equipment	(14,799)	(16,392)
Net proceeds from sale of property and equipment	429	491
Net proceeds from sale of business	42,594	-

Net cash provided by (used in) investing activities for continuing operations	642	(80,886)
Net cash used in investing activities for discontinued operations	(331)	(642)
Net cash provided by (used in) investing activities	311	(81,528)

Cash flows from financing activities
Long-term debt reduction	(182,720)	(27,506)
Proceeds from long-term debt	125,589	85,418
Payment of dividends	(4,453)	(2,734)
Net proceeds from issuance of common stock	779	9,160

Net cash (used in) provided by financing activities	(60,805)	64,338

Net decrease in cash and cash equivalents	(2,743)	(17,951)

Cash and cash equivalents at beginning of year	10,892	29,019

Cash and cash equivalents at end of period	$8,149	$11,068

GIBRALTAR INDUSTRIES, INC. Segment Information (unaudited) (in thousands)
Three Months Ended September 30,
Increase (Decrease)
2005	2004	$	%
(unaudited)	(unaudited)
Net Sales
Processed metal products	$106,333	$110,987	$(4,654)	(4.2%)
Building products	149,116	131,028	18,088	13.8%
Thermal processing	26,690	25,331	1,359	5.4%

Total Sales	282,139	267,346	14,793	5.5%

Income (loss) from Continuing Operations
Processed metal products	$4,758	$12,504	$(7,746)	(61.9%)
Building products	23,229	21,051	2,178	10.3%
Thermal processing	3,416	2,594	822	31.7%
Corporate	(6,326)	(8,348)	2,022	24.2%

Total Operating Income	25,077	27,801	(2,724)	(9.8%)

Operating Margin
Processed metal products	4.5%	11.3%
Building products	15.6%	16.1%
Thermal processing	12.8%	10.2%

Nine Months Ended September 30,
Increase (Decrease)
2005	2004	$	%
(unaudited)	(unaudited)
Net Sales
Processed metal products	$352,133	$282,473	$69,660	24.7%
Building products	410,942	361,304	49,638	13.7%
Thermal processing	81,033	77,268	3,765	4.9%

Total Sales	844,108	721,045	123,063	17.1%

Income (loss) from Continuing Operations
Processed metal products	$27,225	$31,535	$(4,310)	(13.7%)
Building products	55,930	51,181	4,749	9.3%
Thermal processing	11,021	10,816	205	1.9%
Corporate	(18,925)	(20,846)	1,921	9.2%

Total Operating Income	75,251	72,686	2,565	3.5%

Operating Margin
Processed metal products	7.7%	11.2%
Building products	13.6%	14.2%
Thermal processing	13.6%	14.0%